## Beijing XingliYuan Science & Technology CO EESTech, Inc.

## HCGT PROJECTS

## POWER PURCHASE & FUEL SUPPLY AGREEMENT

**1 Parties & Background**

**Parties**

(a) **Beijing XingliYuan Science & Technology CO**, on behalf of certain domestic coal companies and bureau including, without limitation:
Shanxi Taiyuan Xishan Coal Industries Group, Shanxi Datong Coal Industries Group, Shanxi Yangchuan Coal Industries Group, Shanxi Huozhou Coal Industries Group, Shanxi Lu-an Coal Industries Group, Shanxi Jincheng Coal Industries Group, Hebei Fengfeng Coal Industries Group, Hebei Kailuan Coal Industries Group, Liaoning Fuxin Coal Industries Group, Ningxia Shenhua Tai-xi Coal Industries Group, Inner Mongolia Shenhua Wuda Coal Industries Group and Inner Mongolia Baotou Coal Industries Group , in each case, ("Party A")

(b) **EESTech, Inc. for and on behalf of itself and its affiliated companies**, ("Party B");

(c) together the "parties". Party A will implement Power Purchase and Fuel Supply Agreements for hybrid coal gas turbine facilities utilising Party B's licensed technology, based on the terms set out below.

**Background**

These terms represent agreed model terms and conditions upon which each Party A entity will enter into Power Purchase and Fuel Supply Agreements with project companies established between Party A and Party B to support Projects for the above mentioned HCGT units. The terms herein have been modelled on those agreed for a proposed pilot project having regard to technical specifications and conditions of the site for that project and adopted here for reference. The detailed terms of each Power Purchase and Fuel Supply Agreement may vary insofar as technical, fuel and actual site conditions require and subject to governmental and regulatory approvals in connection with each individual Project. On -grid tarrif and preferential tarrif under the Renewable Energy Law may also vary between site locations.

**2 Scope**

The parties agree that the Agreement will provide for the provision of 1x30MW HCGT Plant with a total capacity of 30MW.

(a) Party A agrees to purchase the electricity generated by a 30MW Hybrid Coal and Gas Turbine system (a "HCGT unit") to be built, owned and operated by Party B;

(b) Party B agrees to purchase and Party A agrees to sell and deliver, the Coal Feedstock, available Gas Feedstock and Water to agreed specifications and quantities, in each case subject to item 4 below; and

(c) Party A grants to Party B the right to take and use additional methane gas (up to 2% concentration) as may from time to time be required by Party B.

**3 Term**

20 years from date of commercial operation of each HCGT unit ("**Term**") subject to:

(a) extension by agreement of the parties; and

(b) item 8(b).

**4 Quantity and Quality**

*Power:*

(a) Party A promises to purchase 100% of electricity generated by the HCGT unit.

(b) Party B will use its best efforts to deliver a 30 Megawatt (approx.) per hour electricity supply, provided that Party A complies with its obligations under the Agreement.

(c) Party B will use its best efforts to ensure that the electricity generated by the HCGT unit conforms to the power quality standards set out in the detailed agreement ("Agreement") and the voltage output will be at least 10 Kv.

*Coal Feedstock:*

(d) Party B agrees to purchase, and Party A agrees to supply 240,000 tonne of low grade coal ("**Coal Feedstock**") each contract year, with a calorific value of 3,000 Kcal/Kg for each 30MW output by the HCGT plant.

(e) Party A promises that the Coal Feedstock supplied under this agreement will have a minimum calorific value of 2,900 Kcal/Kg, be in a form, substance and temperature conducive to normal storage and operation and otherwise meet the specifications set out in the Agreement.

(f) Party B is not obliged to accept delivery of or pay for Coal Feedstock that does not comply with item 4(e), and Party A must remove and indemnify Party B for clean-up and other costs arising out of its delivery of non-compliant Coal Feedstock.

(g) The parties will agree, and include in the Agreement, provisions relating to the frequency of delivery, the method of delivery and the amounts that must be stockpiled at Party B's site which will be at Party A's cost. The provisions should reflect the FOB "Hopper" and feed system adopted by Party B.

*Gas Feedstock:*

(h) Party A agrees to allow Party B's HCGT units to take, free of cost, low density of methane of concentration of 0.3% - 2% of $CH_4$ emitted by air shaft or extracted from the related mine. For the additional supply of low density (at or below 30% $CH_4$) methane gas ("**Gas Feedstock**") as Party B deems necessary or appropriate for the optimum performance of the HCGT unit, Party A agrees to provide full support with the relevant fees to be agreed in respect of concentrations exceeding 2%.

*Water:*

(i) Party B agrees to purchase, and Party A agrees to supply, fresh water each day ("**Water**") as required by Party B at an agreed rate. The parties anticipate this will be a minimum of 800 tonnes each day. Water quality standards to be set out in the Agreement.

**5 Price**

(a) *Power* - Party A will pay Party B an amount which will have reference to the standard grid tariff and the renewable tariff (which in no event shall be less than, 0.48RMB per kw-hour of electricity), each as periodically revised nationally in accordance with the Electricity Law Regulations This obligation to pay continues where the HCGT unit is or would be available for dispatch but:

(i) Party A is unable to accept some or all of the available capacity;

(ii) Party A is unable to supply Feedstock or Water.

This obligation to pay is reduced only to the extent a Force Majeure Event affects the Power Plant's ability to generate electricity (unrelated (i) and (ii) above).

(b) *Coal Feedstock* - Party B will pay Party A as per local market rate to be agreed to be adjusted in accordance with an agreed index factor for compliant Coal Feedstock.

(c) *Gas Feedstock* - The Gas Feedstock referred to in item 4 will be made accessible by Party A free of charge to Party B.

(d) *Water* - Party B will pay Party A the regulated National market price per tonne of Water.

**6 Payment and set-off**

(a) Each party will invoice the other party on a monthly basis.

(b) Subject to item 6(d), each invoiced amount that is not the subject of a bona fide dispute must be paid within 14 days of invoice receipt.

(c) Interest on late payments to be made at bank bill rate plus 3%.

(d) Each party may deduct from a payment it is due to make, any amount due to it from the other party.

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| 7 | **Metering** |
| | (a) *Power* - Metering of the power supplied to Party A is Party B's responsibility and will be audited by Party A.<br>(b) *Water* - Metering of the water supplied to Party B is Party A's responsibility and will be audited by Party B.<br>(c) Party A will have the right to check/audit the power and water metering equipment periodically. Further details will be set out in the Agreement. |
| 8 | **Other Party A obligations** |
| | *Provision of the Site*<br>(a) Party A owns and grants Party B the right to use 10,000 square meters of industrial land that, in Party B's reasonable opinion, is suitable for the installation of the HCGT unit ("**Site**"). The Site will be subject to a Land Use Rights Agreement to be registered with the Land Bureau.<br>(b) Party B's right to use the Site will be from the period between Party B's acceptance of the Site as suitable under item 8(a) until the Term expires.<br>(c) Party B will only be responsible for land use right fees for the Site in accordance with regulations of local government. Also Party B will not be responsible for any land contamination or other environmental liability existing at the date it commences use of the Site.<br>*The connection facilities*<br>(d) Party B must construct, test and commission the power connection facilities ("**Power Connection Facilities**") from Party A's mine plant to the location on the Site boundary specified in the Agreement ("**Power Connection Point**"), prior to mechanical completion of the HCGT unit. Where connection to the grid is required, Party A shall procure inter-connection to the site boundary.<br>(e) Party B must design, construct, maintain and operate Power Connection Facilities in accordance with (i) all relevant laws, (ii) good industry practice, and (iii) the specifications set out in the Agreement.<br>(f) Party B must provide the infrastructure to transport Gas Feedstock and Water from Party A's site to the Site boundary. To the extent that Party B wishes to take more Gas Feedstock than Party A has available at that time, it may develop the necessary infrastructure, at its cost, with Party A's support and assistance. |
| 9 | **Other Party B obligations** |
| | (a) Party B must, subject to a Force Majeure Event, use best endeavours to construct the HCGT unit and related infrastructure to connect the HCGT unit to the Power Connection Point, by the date specified in the Agreement.<br>(b) Party B must design, construct, maintain and operate the HCGT unit in accordance with (i) all relevant laws, (ii) good industry practice, and (iii) the specifications set out in the Agreement. |
| 10 | **Title, risk and delivery point** |
| | (a) *Power* - Party B must deliver the electricity, and title and risk will pass at, the Power Connection Point.<br>(b) *Coal Feedstock* - Party A must deliver the Coal Feedstock to the point specified in the Agreement. Title and risk in Coal Feedstock will pass to Party B when it signs the relevant delivery note.<br>(c) *Water* - Title and risk in Water will pass when Party A provides the Water to the Site's boundary.<br>(d) *Gas Feedstock* - Title and risk in gas feedstock will pass when Party B receives the gas feedstock at the Site boundary. Party B is not responsible for any risk associated with the operation of gas recovery infrastructure. |

| 11 | Scheduled outages |
|---|---|
| | (a) *Power* - Details regarding the protocol by which scheduled outages for the HCGT unit are planned and coordinated will be agreed and inserted in the Agreement.<br>(b) *Coal Feedstock, Gas Feedstock and Water* - Details regarding the protocol by which scheduled outages for the supply of Coal Feedstock, Gas Feedstock and Water will be agreed and inserted in the Agreement. |
| **12** | **Insurance** |
| | (a) Each party will obtain and maintain policies of insurance as listed in the Agreement.<br>(b) Further details will be set out in the Agreement. |
| **13** | **Force Majeure** |
| | (a) A party's obligations (except in relation to payment) will be suspended to the extent that the event is unforseen, unavoidable and insurmountable and occurs within the Power Plant's boundary fence, and such party is prevented from or delayed in performing that obligation, provided that it is acting and has acted in accordance with good industry practice ("**Force Majeure Event**").<br>(b) Other consequences of a Force Majeure Event will include an extension of the Term for a period equivalent to the term of the Force Majeure Event.<br>(c) A Force Majeure Event includes, among other things, natural disasters, political risk and a change in law. |
| **14** | **Liability** |
| | (a) Subject to item 14(b), each party is not liable to the other for loss of profits, and consequential and indirect losses.<br>(b) Each party indemnifies the other for any loss arising from death or personal injury, or property damage, to the extent that that loss is caused by the indemnifying party's breach. |
| **15** | **Termination** |
| | (a) Party A may terminate only for the following reasons:<br>(i) failure of Party B to complete construction of the Power Connection Facilities within 90 days after the HCGT unit's scheduled commercial operation date<br>(ii) insolvency of Party B; and<br>(iii) an extended Force Majeure Event of 270 days.<br>(b) Party B may only terminate for the following reasons:<br>(i) Party A's non-payment after 90 days of invoice receipt (right to suspend after 30 days);<br>(ii) where connection to the grid is required by Party B, failure of Party A to procure grid connection within 90 days after the HCGT unit's scheduled commercial operation date;<br>(iii) other material breach of the Agreement by Party A;<br>(iv) failure by the government or local authority to grant necessary consents to construct or operate the HCGT unit;<br>(v) expropriation, compulsory acquisition or nationalisation of Party B;<br>(vi) insolvency of Party A; and<br>(vii) an extended Force Majeure Event of 270 days.<br>(c) If Party B terminates for Party A's default (i.e. not for an extended Force Majeure Event):<br>(i) Party A must purchase the project; and<br>(ii) notwithstanding item 14, Party B's recoverable losses will include termination sums under other contracts and future earnings under the Agreement. |

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|---|---|
| | (d) If Party A terminates for Party B's default (i.e. not for an extended Force Majeure Event), Party A will have an option to purchase the project, failing which Party B may remove the HCGT unit from the Site.<br>(e) Details for calculating the purchase price, for the purpose items 15(c)(i) and 15(d) will be agreed and set out in the Agreement. |
| **16** | **Conditions precedent** |
| | The Agreement will include industry-standard conditions precedent (eg that each party has received copies of the relevant executed project documents and that all necessary licences and permits have been received by Party B). |
| **17** | **Confidentiality** |
| | Subject to disclosure required by law or stock exchange rules, each party must not disclose any confidential information relating to the Project or of the other party, without that other party's consent. |
| **18** | **Governing Law, Disputes and Arbitration** |
| | (a) Law of the *People's Republic of China*.<br>(b) The parties will seek to resolve all differences amicably and through friendly consultation between senior executives, but if this is not successful, either party may have recourse to CIETAC arbitration, with 3 arbitrators (none from or resident in a country of either party). Place of sitting to be *Beijing* and language *Chinese*. |
| **19** | **Transfer** |
| | Neither party may transfer, assign or novate their respective interest in the Agreement without the written consent of the other, such consent not to be unreasonably withheld, save that assignment shall be permitted to the extent required for financing of the Project. In determining whether to give its consent, the other party may have regard to the proposed transferee's capacity to comply with the transferor's obligations. |

Agreed and Signed by the parties: this 5th day of September 2007

**Beijing XingliYuan Science & Technology CO**
(Party A)

EESTech, Inc.
(Party B)

Mr Wang Xishou
Chairman & Legal Representative

Mr Murray Bailey
Chairman